CONSULTING AGREEMENT

         THIS CONSUTLING AGREEMENT is made and entered into this 24th day of May 2002, by and among Path 1 Network Technologies Inc., a Delaware corporation (the "Company") and Douglas Palmer ("Consultant").

                                     RECITAL

         The Company desires to engage Consultant in order to take advantage of his experience, knowledge and abilities in the Company's business, and Consultant desires to be so engaged, on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         Accordingly, in consideration of the mutual covenants set forth below, the parties agree as follows:

1.       ENGAGEMENT

1.1 Engagement. The company hereby engages Consultant and Consultant hereby accepts such engagement to perform during the term of this Agreement the services described in Section 1.2.

1.2 Duties. Consultant will hold himself available for the term of this Agreement to render consultation and advice to the Company in regard to all aspects of its business. Without limiting the generality of the foregoing, Consultant will, at the request and direction of the Company, provide guidance and counsel to the Company. In order to be in a position to render counsel, Consultant will, at the specific request and with the approval of the Company, review such data and reports as from time to time may be furnished to him. It is understood that Consultant will generally operate outside of the Path 1 offices but will be available at such offices on a reasonable, "as needed" basis.

1.3 Relationship. Consultant's relationship to the Company under this Agreement shall be solely that of an independent contractor and the parties shall conduct themselves accordingly. This Agreement is not intended to create an employment relationship, nor do the parties intend to create a partnership or joint venture. The Consultant is not authorized to obligate the Company to any third party through any contractual agreement or obligation, without express written consent of the Company.

2.       TERM OF ENGAGEMENT AND TERMINATION

2.1 Term. The term of engagement under this Agreement shall commence June 1, 2002, for a period of thirty (30) days. It may be extended for additional thirty-day periods by the Company upon five (5) days' written notice, under the same terms and conditions as are contained herein, and subject to acceptance by Consultant.

2.2      Termination.      Consultant's engagement under this Agreement shall
terminate prior to the expiration of its term upon the happening of any of the following events:

(a)      The mutual agreement of the Company and Consultant;

(b)      The death of Consultant;

(c) At the Company's option, in the event of a material breach of this Agreement by Consultant;

(d) At Consultant's option, in the event of a material breach of this Agreement by the Company;

(e) In the event that this agreement is superseded by another agreement between the Company and the Consultant;

2.3 Duties Upon Termination. In the event that engagement under this Agreement is terminated pursuant to Section 2.2, neither the Company nor Consultant shall have any remaining duties hereunder, except that (i) the Company shall pay to Consultant, or his estate, such compensation as is due pursuant to Section 3 as and when it is due; (ii) Consultant shall continue to be bound by Section 4.

3.       COMPENSATION AND EXPENSE REIMBURSEMENT

3.1 Cash Compensation. Activity by Consultant in the performance of his duties under this Agreement will be summarized by Consultant on a monthly basis during the term of this Agreement and reported in writing to the Company. Consultant shall be paid at the flat rate of $10,000 (ten thousand dollars) for the consulting period.

3.2 Expenses. Consultant shall generally bear all expenses incurred by him in the performance of his duties hereunder insofar as normal work product is anticipated. Expenses incurred by Consultant in traveling at the request of the Company under this Agreement will be reimbursed by the Company within 15 days of invoice.

3.3 Withholding. Since Consultant is an independent contractor and not an employee, no amounts shall be withheld from any payments hereunder for federal, state, local, FICA, FUTA or other taxes unless required by applicable law. Consultant undertakes to pay all taxes due with respect to the amounts received hereunder as and when due.

4.       TRADE SECRETS, ETC.

4.1 Trade Secrets. Consultant shall not, without the prior written consent of the Company, disclose or use in any way, any confidential business or other information relating to methods and policies, customer lists and marketing plans of the Company of which Consultant has knowledge, whether or not conceived or prepared by Consultant ("Trade Secrets"), other than information which is generally known in the industry in which the Company transacts business or acquired from public sources, all of which Trade Secrets are the exclusive and valuable property of the Company.

4.2 Work For Hire. All work undertaken by consultant on behalf of Company will be the sole property of Company. Consultant hereby relinquishes any and all claims or property rights that he may have to any work product developed in accordance with this agreement and agrees to execute such documents as may be deemed necessary from time to time in support of this paragraph or the Agreement.

4.3 Tangible Items. Other than merely personal items, all files, records, documents, plans specifications, manuals, books, forms, receipts, notes, reports, memoranda, studies, data, calculations, recordings, catalogues, software storage media or other compilations of information, correspondence and all copies, abstracts and summaries of the foregoing and all physical items related to the business of the Company (collectively, "Property") and owned by the Company, whether of a public nature or not, and whether prepared by Consultant or not, are and shall remain the exclusive property of the Company, and no Property, whether owned by the Company or by another, shall be retained by Consultant after the termination of this Agreement, without the prior written consent of the Company.

4.4 Injunctive Relief. Consultant acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the foregoing provisions of this Section 4 and, accordingly, that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions upon proving that it has suffered or that there is a substantial probability that it will suffer irreparable harm.

5.       MISCELLANEOUS

5.1 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.

5.2 Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.3 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.

5.4 Entire Agreement. This embodies the entire agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, understandings, negotiations, representations and discussions, whether verbal or written, of the parties, pertaining to that subject matter. There are no promises, terms, conditions or obligations of the parties pertaining to that subject matter other than as contained in this Agreement.

5.5 Assignment. Neither this Agreement nor any rights under this Agreement may be assigned by Consultant without the prior written consent of the Company.

5.6 Binding Effect. The provisions of this Agreement shall bind and insure to the benefit of the parties and their respective successors and permitted assigns.

5.7 Notices. Any notice or communication required by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or 72 hours after deposit with the U.S. Postal Service as registered or certified mail, postage prepaid, and addressed as follows:

                                    If to the Company:

                                    Path 1 Network Technologies Inc.
                                    3636 Nobel Drive #400
                                    San Diego, CA  92122
                                    Attention: Frederick A. Cary

                                    If to the Consultant:

                                    Douglas Palmer
                                    1229 Trieste Dr.
                                    San Diego, CA  92107

or to such other address as a party to whom notice is to be given has furnished to the other party in the manner provided above.

5.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

5.9 Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Any party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waving party. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by that party of its or any other party's compliance with any representations or warranties or with any provisions of this Agreement. No waiver by any party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

5.10 Nondelegable Duties. Consultant's duties under this Agreement are personal and may not be delegated, nor may his rights under this Agreement be assigned.

5.11 Arbitration. Any dispute, action, suit or proceeding arising out of or relating to this Agreement or the interpretation, performance or breach of this Agreement shall, if demanded by any party, be determined and settled by arbitration to be held in the County of San Diego, State of California, in accordance with the rules of the American Arbitration Association. Any award rendered by the arbitrator shall be final and binding upon each party to the arbitration and judgment on the award may be entered in any court.

5.12 Attorneys' Fees. The prevailing party in any suit, arbitration or other proceeding brought to enforce any provisions of this Agreement, shall be entitled to recover all costs and expenses of the proceeding and investigaton (not limited to court costs), including attorneys' fees at the hourly rates usually charged by that party's attorneys.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.



                                   THE COMPANY

                                   PATH 1 NETWORK TECHNOLOGIES INC.


                                   By: /s/ Frederick A. Cary
                                   -----------------------------------
                                   Frederick A. Cary, CEO



                                   CONSULTANT


                                   By: /s/ Douglas A. Palmer
                                   -----------------------------------
                                   Dr. Douglas A. Palmer